Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports 2018 Financial Results and 2019 Financial Guidance

San Diego, February 26, 2019 – Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter and year ended December 31, 2018 and financial guidance for the year ending December 31, 2019.

In comparing the fourth quarter of 2018 to the same period of 2017:

•	Pump shipments increased 133 percent to 16,168 pumps from 6,950 pumps
•	Sales increased 89 percent to $76.2 million from $40.3 million
•	Operating margin improved to 1 percent from negative 24 percent

In comparing the year ended December 31, 2018 to the same period of 2017:

•	Pump shipments increased 102 percent to 34,493 pumps from 17,061 pumps
•	Sales increased 71 percent to $183.9 million from $107.6 million
•	Operating margin improved to negative 24 percent from negative 58 percent

“2018 was both extraordinary and transformative for our Company, as we entered the year fighting for a place in the domestic insulin pump market and exited as a global leader in diabetes technology,” said Kim Blickenstaff, president and chief executive officer. “All of the same catalysts that drove our growth in 2018 are still in place: our differentiated pump platform, automated insulin delivery algorithms, international expansion and the underlying passion of our employees to improve the lives of people with diabetes. Together, they present us with a tremendous opportunity for the year ahead.”

“Steady improvement in both operating and gross margins throughout 2018 resulted in our substantial reduction of cash use, which combined with our elimination of debt, allowed us to reach the milestone of generating cash in the fourth quarter ahead of our expectations,” said Leigh Vosseller, executive vice president and chief financial officer. “These accomplishments further reinforce our confidence in attaining our long-term profitability goals.”

Fourth Quarter 2018 Results

For the fourth quarter of 2018, total pump shipments of 16,168 included 3,233 pumps for the launch of international operations to select geographies outside of the United States. International sales of $7.1 million represent approximately 9 percent of total sales.

Gross profit for the fourth quarter of 2018 increased 138 percent to $41.5 million, compared to $17.5 million for the same period of 2017. This included a non-cash stock-based compensation charge of $1.5 million, or 2 percent of sales, compared to $0.3 million, or 1 percent of sales, for the same period of 2017. Gross margin was 55 percent, compared to 43 percent in the same period of 2017.

For the fourth quarter of 2018, operating expenses totaled $41.0 million, compared to $27.1 million for the same period of 2017. Operating expenses included a non-cash charge for stock-based compensation of $8.9 million, compared to stock-based compensation of $1.8 million for the same period of 2017. Operating income totaled $0.6 million, compared to an operating loss of $9.6 million for the same period of 2017. Operating margin for the fourth quarter of 2018 improved to 1 percent compared to negative 24 percent for the same period of 2017. For the fourth quarter of 2018, adjusted EBITDA(1) was $12.3 million, or 16 percent of sales, compared to negative $5.3 million, or negative 13 percent of sales, for the same period of 2017.

Net income for the fourth quarter of 2018 was $3.7 million, which included a $2.5 million non-cash benefit for the change in fair value of the outstanding Series A warrants. This compared to a net loss of $11.4 million for the fourth quarter of 2017, which included a $1.0 million non-cash benefit for the change in fair value of the Series A and Series B warrants outstanding at that time.

Full Year 2018 Results

For the year ended 2018, total pump shipments of 34,493 included 4,288 pumps for the launch of international operations to select geographies outside the United States, which commenced in August 2018. International sales of $9.7 million represent approximately 5 percent of total sales.

Gross profit for the year ended 2018 increased 104 percent to $89.8 million, compared to $44.1 million in 2017. This included a non-cash charge of $2.6 million, or 1 percent of sales, for stock-based compensation for the year ended 2018, compared to $1.4 million, or 1 percent sales, for the comparable period of 2017. Gross margin was 49 percent, compared to 41 percent in the same period of 2017.

For the year ended 2018, operating expenses totaled $134.5 million compared to $107.0 million for the same period of 2017. Operating expenses included a non-cash charge for stock-based compensation of $21.2 million, compared to stock-based compensation of $11.3 million for the same period of 2017. Operating loss totaled $44.6 million compared to $62.9 million for the same period of 2017. Operating margin for the year ended 2018 improved to negative 24 percent compared to negative 58 percent for the same period of 2017.  For the year ended 2018, adjusted EBITDA(1) was negative $15.1 million, or negative 8 percent of sales, compared to negative $43.5 million, or negative 40 percent of sales, for the same period of 2017.

Net loss for the year ended 2018 was $122.6 million, which included a $66.5 million non-cash charge for the change in fair value of the outstanding Series A warrants, as well as a $5.3 million charge associated with the full repayment of the Company’s term loan agreement in August 2018. This compares to a net loss of $73.0 million for the year ended 2017, which included a $1.0 million non-cash benefit for the change in fair value of the Series A and Series B warrants outstanding at that time.

Cash Balance and Liquidity

As of December 31, 2018, the Company had $129.0 million in cash, cash equivalents and short-term investments. This represents a $15.4 million increase in the fourth quarter of 2018, which included $1.9 million in proceeds from the Company’s employee stock plans.

2019 Annual Guidance

For the year ending December 31, 2019, the Company is providing its financial guidance as follows:

•	Sales are estimated to be in the range of $255.0 million to $270.0 million, which represents an annual sales growth of 39 percent to 47 percent compared to 2018
o	Includes international sales of approximately $45.0 million to $50.0 million
•	Gross margin is estimated to be approximately 52 percent, compared to 49 percent in 2018
•	Adjusted EBITDA(1) is estimated to be breakeven
•	Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $55.0 million, which include:
o	Approximately $48.0 million in non-cash, stock-based compensation expense
o	Approximately $7.0 million of depreciation and amortization

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).  The link to the webcast and information regarding the use of non-GAAP financial measures will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "4595166".

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience.  The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 Insulin Pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark, and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

(1)

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization.  Adjusted EBITDA further adjusts for non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net loss.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results, the Company’s ability to scale its business operations, expand internationally, and advance its product pipeline and the Company’s ability to achieve its long-term profitability goals.  The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results, including its profitability goals, will be impacted by the Company’s ability to obtain regulatory approval for new products and products under development and the timing of any such approvals; market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; and the potential that the process of purchasing the Company’s products, including insurance verification approval for individual customers, may delay or prevent the sale of the products.  Other risks and uncertainties include the Company’s ability to manufacture products at quantities at higher volumes at an acceptable cost and in accordance with quality requirements; the Company’s ability to contract with third-party payors for reimbursement of the Company’s products; uncertainty associated with the development and approval of new products generally; possible future actions of the FDA or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K and other documents that the Company files with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents and short-term investments	$129,027	$14,179
Accounts receivable, net	35,193	20,793
Inventory, net	19,896	26,993
Other current assets	3,769	2,191
Total current assets	187,885	64,156
Property and equipment, net	17,151	19,631
Restricted cash - long-term	-	10,000
Other long term assets	1,258	1,559
Total assets	$206,294	$95,346
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, accrued expense, and employee-related liabilities	$34,784	$22,470
Deferred revenue	4,600	2,526
Common stock warrants	17,926	5,432
Other current liabilities	8,978	5,657
Total current liabilities	66,288	36,085

Notes payable—long-term	-	76,541
Other long-term liabilities	8,731	11,868
Total liabilities	75,019	124,494

Total stockholders’ equity (deficit)	131,275	(29,148)
Total liabilities and stockholders’ equity (deficit)	$206,294	$95,346

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sales	$76,199	$40,294	$183,866	$107,601
Cost of sales	34,664	22,827	94,044	63,507
Gross profit	41,535	17,468	89,822	44,094
Operating expenses:
Selling, general and administrative	32,178	21,299	105,226	86,377
Research and development	8,797	5,751	29,227	20,661
Total operating expenses	40,975	27,050	134,453	107,038
Operating income (loss)	560	(9,582)	(44,631)	(62,944)

Total other income (expense), net	3,177	(1,815)	(77,929)	(10,081)
Income (loss) before taxes	3,737	(11,397)	(122,560)	(73,025)
Provision for income tax expense	51	8	51	8
Net income (loss)	$3,686	$(11,405)	$(122,611)	$(73,033)

Net income (loss) per share, basic	$0.06	$(1.23)	$(2.55)	$(12.87)
Net income (loss) per share, diluted	$0.02	$(1.23)	$(2.55)	$(12.87)

Weighted average shares used to compute basic net income (loss) per share	57,434	9,263	48,129	5,677
Weighted average shares used to compute diluted net income (loss) per share	60,874	9,263	48,129	5,677